EXHIBIT 10.46

          I, CAROL L. DILLON, an Assistant Secretary of REYNOLDS METALS COMPANY, a Delaware corporation, do hereby certify that the following is a true and complete copy of a resolution which approves an amendment to the corporation's Stock Plan for Outside Directors, duly adopted by the Committee on Directors of the Board of Directors of said corporation at its meeting on November 20, 1998, and that said resolutions are now in full force and effect:

          RESOLVED, that the Reynolds Metals Company Stock Plan for Outside Directors is hereby amended effective January 1, 1999 by the addition of the following language at the end of the first sentence of Section 3.01: "provided, however, that beginning April 1 in the year in which all restrictions on shares granted to a Director under the Reynolds Metals Company Restricted Stock Plan for Outside Directors have lapsed, such Director shall be granted shares of Phantom Stock under the Plan at an annual rate of 425 shares per year.


          IN WITNESS WHEREOF, I have subscribed my name and affixed the corporate seal of said corporation to this certificate this 20th day of November, 1998.



                                   /s/ Carol L. Dillon
                                   _________________________
                                   Carol L. Dillon
                                   Assistant Secretary

SEAL